Exhibit 4.2
GLOBAL SECURE CORP.
INVESTOR RIGHTS AGREEMENT
     This Agreement dated as of August 9, 2005 is entered into by and among Global Secure Corp., a Delaware corporation (the “Company”), and Sky Capital Enterprises Inc., a Delaware corporation (the “Investor”).
Recitals
     WHEREAS, the Investor (and an Affiliated Party) have agreed to loan the Company up to $1,500,000 pursuant to a loan agreement and promissory note (collectively, the “Loan Documents”); and
     WHEREAS, the Investor currently has the right to designate a majority of the Company’s board of directors pursuant to the terms of the Series A Convertible Preferred Stock (the “Shares”); and
     WHEREAS, the Investor previously had certain management approval rights as set forth in the Company’s Amended and Restated Bylaws; and
     WHEREAS, the Investor has agreed to expand the Company’s Board of Directors and to designate and elect new independent members to the Board; and
     WHEREAS, the Investor and the Company have agreed to move the Investor’s management approval rights from the Bylaws into this Agreement; and
     WHEREAS, the Company and the Investor desire to provide for certain arrangements with respect to certain covenants of the Company; and
     WHEREAS, in connection with the foregoing, the Company has entered into a registration rights agreement of even data herewith (“Registration Rights Agreement”);
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:
     1. Certain Definitions.
     As used in this Agreement, the following terms shall have the following respective meanings:
          “Affiliated Party” means, with respect to the Investor, any person or entity which, directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, officer or director of the Investor and any venture capital fund now or hereafter existing which is controlled by one or more general partners of, or shares the same management company as, the Investor.

          “Common Stock” means the common stock, $0.0001 par value per share, of the Company.
          “Company” has the meaning ascribed to it in the introductory paragraph hereto.
          “Company Subsidiary” means any entity in which the Company has the power to elect a majority of the directors, managers or similar governing body, or otherwise has the power to direct the business and policies of that entity.
          “Series A Certificate” means the Certificate of Designation of Series A Convertible Preferred Stock filed on April 15, 2003.
          “Sky Stockholders” means the stockholders of the Company set forth on Exhibit A hereto.
     2. Representations and Warranties. The Company represents and warrants that: (a) it is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is qualified to do business and is in good standing under the laws of every state where its failure to so qualify would have a material and adverse effect on the business, operations, property or other condition of the Company; (b) the execution, issuance and delivery of this Agreement and the Registration Rights Agreement by the Company are within its corporate powers and have been duly authorized, and they are valid, binding and enforceable in accordance with their respective terms, and they are not in violation of law or of the terms of the Company’s Certificate of Incorporation or Bylaws and do not result in the breach of or constitute a default under any indenture, agreement or undertaking to which the Company is a party or by which it or its property may be bound or affected; and (c) to the knowledge of the Company, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement, except those as have been obtained.
     3. Covenants.
          (a) Negative Covenants. In addition to the voting rights in the Series A Certificate, so long as any Shares are outstanding and have not been converted into Common Stock, the vote or written consent of the holders of a majority of the Shares, voting separately as a class, shall be required for any action or inaction of the Company (or any Company Subsidiary) which involves any of the following:
1. the approval, material modification or amendment of the Company’s annual capital expenditure budget;
2. the approval, material modification or amendment of the Company’s annual operating budget;
3. the incurrence of indebtedness for borrowed money (or the guarantying of indebtedness of another person or entity) in excess of an aggregate of $300,000 other than a loan from a commercial lender used to repay in full all indebtedness of the Company to the Investor;
4. any merger of the Company (or Company Subsidiary) and any other entity (regardless of which entity survives the merger) or the acquisition by the Company (or Company Subsidiary) of another entity’s assets, except for the purpose of effecting an internal reorganization;
5. the liquidation, dissolution or winding-up of the Company or the sale of all or substantially all of the Company’s assets (or the assets of a Company Subsidiary);
6. the authorization, creation or issuance of any class or series, or any shares of any class of series, of capital stock having any preference or priority over or in parity with the Series A Preferred Stock as to dividends or as to distributions upon liquidation, dissolution or winding up of the Company, or having redemption rights, or anti-dilution protection superior to or in parity with those applicable to the Series A Preferred Stock;
7. amendment of the Certificate of Incorporation or the Bylaws of the Company;
8. any increase or decrease in the size of the Company’s Board of Directors;
9. the issuance of any equity securities (including in an initial public offering) or the issuance of securities exchangeable or exercisable for, or convertible into equity securities, other than pursuant to the 2005 Incentive Stock Plan of the Company;
10. any amendment of the 2005 Incentive Stock Plan of the Company;
11. the payment of any dividends or distributions on shares of Common Stock of the Company;
12. the redemption, retirement or purchase or other acquisition of any shares of the Company’s capital stock;
13. any agreement or transaction (including without limitation compensation arrangements): (i) by or among the Company (or any Company Subsidiary) and any of the Company’s (or any Company Subsidiary’s) officers or directors or managers (or an affiliate of any officer, director or manager); or (ii) by or among the Company (or any Company Subsidiary) and any individual (or entity in which any such person owns a beneficial interest) related by blood, adoption or marriage to any of the Company’s (or any Company Subsidiary’s) officers or directors or managers;
14. any increase in the authorized number of shares of Series A Convertible Preferred Stock;

15. any transaction that alone or together with a series of transactions would cause the mandatory conversion of the Series A Convertible Preferred Stock into Common Stock.
     (b) Affirmative Covenants.
1. Investor.
a) Subject to the Investor’s continuing right to designate and elect a majority of the members of the Company’s Board of Directors, the Investor agrees (i) upon satisfactory arrangements being made between each resigning director and the Company to compensate such resigning director for such director’s past service on the Board and other services that such director may have provided to the Company, to cause its current designees (other than Michael Recca) to the Company’s Board of Directors to resign concurrent with the closing of an initial public offering by the Company, and (ii) to take all actions necessary to amend the Company’s Bylaws to remove the management approval rights in Article III, Section 14 thereof.
b) If the Investor exercises its right to prevent the issuance of Common Stock in the Company’s initial public offering and such veto occurs after “red herring” prospectuses have been printed, the Investor agrees to reimburse the Company to the extent the Company is obligated to reimburse the underwriters for their reasonable expenses incurred in the offering; provided, however, that the Investor shall have no such obligation to reimburse the Company unless all of the following conditions are satisfied: (i) the actual offering price to the public would have been within or above the price range in the printed “red herring” prospectuses, (ii) each of the Sky Stockholders was given the opportunity to sell up to 25% of the shares of Company Common Stock held by such Sky Stockholder in the firm commitment portion of the initial public offering, (iii) the registered broker-dealer affiliate of the Investor was given the opportunity (unless prohibited by applicable law or by the lead underwriters in their discretion) to participate as an underwriter in the offering, and (iv) such affiliate was given the opportunity (unless prohibited by applicable law or by the lead underwriters in their discretion) to be named as an underwriter on the front cover of the prospectus.
2. Company. So long as any Shares are outstanding and have not been converted into Common Stock, the Company covenants and agrees that it will perform and observe the following covenants and provisions and will cause each Company Subsidiary to perform and observe such of the following covenants and provisions as are applicable to such Company Subsidiary:

a) Take all actions necessary to enforce the Investor’s continuing right to designate and elect a majority of the members of the Company’s Board of Directors as set forth in Section 3 of the Series A Certificate.
b) Take all actions necessary to cause each Company Subsidiary to comply with the negative covenants in Section 3(a).
(c) Inspection and Observation.
1. The Company shall permit the Investor, or any authorized representative thereof, to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business and finances with officers of the Company, during normal business hours following reasonable notice and as often as may be reasonably requested.
2. The Company will permit the Investor to designate one person to attend all meetings of the Board of Directors of the Company as an observer, and shall provide the Investor with such notice and other information with respect to such meetings (and any written consents) as are delivered to the directors of the Company at the same time such documents are sent to the directors.
(d) Termination of Covenants. This Agreement and all of the Investor’s rights and the Company’s obligations hereunder shall terminate upon the conversion of all Shares into Common Stock.
     4. Transfers of Rights. This Agreement, and the rights and obligations of the Investor hereunder, may not be assigned by the Investor to any other person or entity.
     5. General.
          (a) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          (b) Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the Investor shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.
          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
          (d) Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Company, at 2600 Virginia Ave. NW, Suite 600, Washington, DC 20037, Attention: General Counsel, or at such other address as may have been furnished in writing by the Company to the other parties hereto; or
If to the Investor, at 110 Wall Street, 2nd Floor, New York, NY 10005, Attention: Michael Brigante, or at such other address as may have been furnished in writing by the Investor to the other parties hereto, with a copy to Frederic J. Gruder, Esq., 775 Park Ave., Suite 255, Huntington, NY, 11743.
     Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.
          (e) Complete Agreement. This Agreement and the Registration Rights Agreement constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.
          (f) Amendments and Waivers. This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Investor. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.
          (g) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
          (h) Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signatures.
          (i) Section Headings and References. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.
(Signature page follows.)

Executed as of the date first written above.

COMPANY:
GLOBAL SECURE CORP.
By:	/s/ Craig R. Bandes
Name:	Craig R. Bandes

Title:	President and CEO

INVESTOR:
SKY CAPITAL ENTERPRISES INC.

By:	/s/ Ross H. Mandell

Name:	Ross H. Mandell

Title:	President and CEO

EXHIBIT A — Sky Stockholders

Steven Mountain
Anthony Umney
David King
Anthony Umney
Trevor & Barbara Law
Robert Atkinson
Christopher Hodgson
Ian Simm
Jeffrey Millard
Rosewood Solutions Ltd
L. C. King
Barry Whitehead
James Colquhoun
Robert Atkinson
John Turner
TECC Service Ltd
Jaeger Edwards
Trusttees of S Jaeger & Son
Christopher Hodgson
Robert Houlton
Henry Montlake
Robert Houlton
Jeff Rhoads
S. Wander
Jeff Rhoads
D. Pettet
Maarten Mertens
Euro Log
David Child
Bank SCS Alliance
M. Malone
Task Force Movement
Douglas Kerr
Kenneth Bauso
John Randel
CGM Properties, Inc.
Duncan Macleod
Robert Johnson
Steven Tandy
Douglas Kerr
William Taylor
Jill Clark
Andrew Clark
Gilbert Vasey
Andrew Sutton
David Brett Williams
Brian John Thomas
Gordon Fisher
William Wormald
NCL Investment Ltd
Robert Williams
Robert Williams
Richard Pain
Michael Malone
Mr. Krantz
Kevin Oelrichs
David & Ela Rhodes
Paul Harrison
Martin Johnson
Ian Sprott
Martin Rayfield
EJ Dent
Mr. Crabtree
Allen Butler
Philip Clark
Jaeger Pension
Jaeger Edwards
Anthony O’Hanlon
Martin & Selwyn Ball
PS Adam Business
John Stapleton
Mark Tetley
Francis Bellion
Steven Liebman
Robert Anderson
Jerald Green
JDR Smith
Acacia Carpentry (Andrew Smith)
Frederick Robbinson
EJ Dent
A Bates
RJ Balckman
Paul Cliff
Comford Plus Product Ltd
Aristides Marinos (Aresti)
Kenson Contractors
Kenson Plant Hire
Steve Bentley
Philip Harrison
Bryan Hunt
Leslie Barlette
Simon Westbrook
A.J. Nagle
John & Pamela Clark
Carmen Schuller
Joseph & Nancy Ebersole
Task Force Properties
ABS Pension
S. Wander
W. A. Jack
Steven Cox
AB Greenfield
Peter R Wakeham
PW Lever
Mark Samuel
Peter Liebman
Gary Tann
Derek Clements
Raymond Nind
Kevin Burch
Collin Suckling
Sidney A Mitson
Paul S Kregor
Garnett Faulkner
J Davies
Lombard
David Miles
Ronald Jahn
Cordelia Lambie-Nairn
Kent & Son Butchers Ltd
Michael Baily
Anthony Stitt
Thomas Myers
Dorothy Bevins
Colin Witt
STO International
Philip Cole
David Lotempio
John Smith
Golden Sky Partnership
Interbaltic Investments
Ivan Cunningham
Simon Robinson

Wai Wah Tang
Kevin Brian
Paul Harrison
Frank Pine Ltd
Andrew Hogan
Peter Lapin
Art Telford
Mary Laidlaw
Fabian Brewster
Robert Houlton
Martin Gaines
Fane Murray
Holmes Valves Ltd (Holmes)
Bradley Thurrell
Adam & Co. PLC (Tylden Wright)
Osen Structures (Neil McDonald)
Brian Morgan
John Herschel
Hugh Somerville
Trehaven League Ltd
John Cunningham
Handano Holding Ltd
George Piper
Michael & Paul Jordan
James Ebersole
Philip Wood
Ian Sprott
Ayad & Fatina Jaber
John Stapleton
The Goen Group
Edward Quinn
Stuart Liddle Grassie
John Atkinson
Allen Needle
Peter Allen
Gerald Patrick
John Meeks
Grange Property Holdings (Fenwick)
Malcolm & Wendy Evans
Peter Van Wyngaarden
Alexander Cato
Mario Bianchin
Brendon Deering
Mr. Bishoff
Paul Thackray
O’Phalen Construction
Mamdouh Salem
Michael & Paul Jordan
Mr. & Mrs. Reeve
Mark Vickers
S. Lindberg
Anthony Brook
Henry Roy
Ian Robertson
Ian Robertson Trust 1
Rod Eaton
Steven Anderson
Jeff Spittles
Robert Lewis
Linda Buzzard
Brian Shand
Julian Glasspole
William Coburn
Rodger Pedley
BA Chard
Philip Rushby
Mr. McBride
Mr. McKenna
Mr. Tissiman
Mr. Gregory
Mr. McLeod
Leslie Gallop
Mr. Weatcroft
Stuart Smith
Joseph Cosenza
James Ure
Sean Costello
Ian Robertson Trust
Eamond Murray
Simon Robinson
Rosewood Solutions Ltd
T&S Williamson
Franchesco Mastrandreas
James Colquhoun
Allen Woodberry
Steven Wander
WT Brown
Anthony Banks
Ray Seedle
Albion Drilling
A. Jhavery
Thomas Forsythe
Brian Graham
Paul Goodwin
Douglas Kerr
Peter & Christine Watkinson
Mark Vickers
Andrew Hogan
Andrew Urban
Douglas Kerr
Paul Harrison
Ian Gerstein